ITEM 77Q (e)  COPIES OF ANY NEW OR AMENDED REGISTRANT
INVESTMENT ADVISORY
CONTRACTS




EXHIBIT I
to the
Investment Advisory Contract

Federated MDT Large Cap Value Fund

	For all services rendered by Adviser hereunder, the above-named Fund of the Federated MDT
Series shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.7
5% of the average daily net assets of the Fund.

	The portion of the fee based upon the average dai ly net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.75 of 1% applied to the daily ne t assets of the Fund.

	The advisory fee so accrued shall be paid to Advi ser daily.

	Witness the due execution hereof this 1st day of December, 2007.



Federated MDT Series



By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President



Federated MDTA LLC



By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President and CEO


LIMITED POWER OF ATTORNEY


		KNOW ALL MEN BY THESE PRESENTS, dated as o f July 31, 2006, that Federated
MDT Series, a business trust duly organized under the laws
 of the Commonwealth of Massachusetts (the
"Trust"), does hereby nominate, constitute and appoint Fede rated MDTA LLC, a business trust duly organized under the laws of the Commonwealth of Massachuset ts (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Trust, a cting on behalf of each of the series portfolios for which the Adviser acts as investment adviser shown on Sched ule 1 attached hereto and incorporated by reference herein (each such series portfolio being hereinaf ter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and deliver ing all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructio ns, receipts, waivers, consents and other documents, and performing all such acts, as the Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Trust in accordance with Adviser's supervision of the investment, sal e and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Adviser a s investment adviser of each Fund under that certain investment advisory contract dated July 31, 2006 by and between the Adviser and the Trust (such investment advisory contract, as may be amended, supplemente d or otherwise modified from time to time is hereinafter referred to as the "Investment Advisory Contr act").

		The Adviser shall exercise or omit to exerci se the powers and authorities granted herein in each case as the Adviser in its sole and absolute discreti on deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as go od and effectual, at law or in equity, all that the Adviser, and its officers and employees, may do by virtue her eof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Ad viser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or
modifications of, or supplement to, the Investment Advisory C ontract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Advis er under the terms of the Investment Advisory
Contract or (iii) exonerate, relieve or release the Adviser a ny losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursemen ts of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Advise r (x) under the terms of the Investment
Advisory Contract or (y) at law, or in equity, for the perfor mance of its duties as the investment adviser of any of the Funds.

		The Trust hereby agrees to indemnify and save harmless the Adviser and its trustees, officers and employees (each of the foregoing an "Indemnified
 Party" and collectively the "Indemnified
Parties") against and from any and all losses, obligations, p enalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whats oever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a co nsequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document exec uted in connection with the exercise of the authority granted to the Adviser herein to act on behalf of t he Trust/, including without limitation the reasonable costs, expenses and disbursements in connection wit h defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in
connection with the exercise of the authority granted to the A dviser herein to act on behalf of the Trust, or the taking of any action under or in connection with any of th e foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limi ted Power of Attorney with respect to actions taken by the Adviser on behalf of the Trust during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligations with any other Fund to reimburse or indemnify an Indemnified
Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Adviser in its capacity as agent or attorney-in-fact of Trust acting on behalf of any other Fund hereunder.

		Any person, partnership, corporation or other legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Trust is hereby expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Trust and that any such person, partnership, corporation or other legal entity must look solely to the Trust in question for enforcement of any claim against the Trust, as the Adviser assumes no personal liability whatsoever for obli gations of the Trust entered into by the Adviser in its capacity as attorney-in-fact for the Trust.

		Each person, partnership, corporation or other legal entity which deals with a Fund of the Trust through the Adviser in its capacity as agent and attorney -in-fact of the Trust, is hereby expressly put on notice (i) that all persons or entities dealing with the Tru st must look solely to the assets of the Fund of the Trust on whose behalf the Adviser is acting pursuant to its powers hereunder for enforcement of any
claim against the Trust, as the Trustees, officers and/or agents of such Trust, the shareholders of the various classes of shares of the Trust and the other Funds of the Trust assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Trust/Co rporation, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from t hose of any other Fund of the Trust.

		The execution of this Limited Power of Attorney b y the Trust acting on behalf of the several Funds shall not be deemed to evidence the existence of an y express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limit ed only to the assets of the Fund of the Trust on whose behalf the Adviser was acting pursuant to the authority granted hereunder.

		The Trust hereby agrees that no person, partnersh ip, corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Advis er's power and authority hereunder and any such person, partnership, corporation or other legal entity s hall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Trust that this Limited Power of Attorne y has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the
Investment Advisory Contract between the Trust and the Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from t he Trust.

		This Limited Power of Attorney constitutes the ent ire agreement between the Trust and the Adviser, may be changed only by a writing signed by both of th em, and shall bind and benefit their respective successors and assigns; provided, however, the Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact fo r the Trust.

		This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to prin ciples of conflicts of laws. If any provision hereof, or any power or authority conferred upon the Adv iser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Adviser herein, shall be affected by the
invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

		This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of
Attorney shall become binding on the Trust when the Trust shall ha ve executed at least one counterpart and the Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Powe r of Attorney and solely for the convenience of the parties hereto, the Trust and the Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and the Trust, and the Trust shall have a counterpart
executed by the Trust and the Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

		IN WITNESS WHEREOF, the Trust has caused this Limit ed Power of Attorney to be executed by its duly authorized officer as of the date first writte n above.

Federated MDT Series


By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President






Accepted and agreed to this
July 31, 2006

Federated MDTA LLC


By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President & CEO



Schedule 1
to Limited Power of Attorney
dated as of July 31, 2006
(revised December 1, 2007)
by Federated MDT Series
(the Trust"), acting on
behalf of each of the series portfolios
listed below, and appointing
Federated MDTA LLC
the attorney-in-fact of the
Trust


List of Series Portfolios

Federated MDT All Cap Core Fund
Federated MDT Tax Aware/All Cap Core Fund
Federated MDT Large Cap Growth Fund
Federated MDT Mid Cap Growth Fund
Federated MDT Small Cap Value Fund
Federated MDT Small Cap Core Fund
Federated MDT Small Cap Growth Fund
Federated MDT Balanced Fund
Federated MDT Large Cap Value Fund



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		MDT-Adv-0706 - #1863254